Exhibit 10.3

FIRST AMENDMENT TO LEASE

3200 Whipple Road

Union City, California

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made as of October 11, 2023 (the “Effective Date”), by and between WHIPPLE ROAD PORTFOLIO, LLC, a Delaware limited liability company (“Landlord”), and BILLIONTOONE, INC., a Delaware corporation (“Tenant”).

RECITALS

WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement dated April 10, 2022 (the “Lease”), with respect to certain premises identified in the Lease as 3200 Whipple Road, Union City, California (the “Premises”).

WHEREAS, Landlord and Tenant desire to amend the Lease on the terms set forth herein, all as more particularly set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Defined Terms. Capitalized terms defined in the Lease which are used in this Amendment shall have the same meaning as in the Lease, except as otherwise provided in this Amendment.

2. Additional Allowance. Pursuant to Section 5(c) of the Work Letter attached to the Lease, Tenant has exercised its option use a portion of the Additional Allowance to increase the Tenant Improvement Allowance by an additional Five Hundred Seventy-Two Thousand Eight Hundred Eighty-One and 65/100 Dollars ($572,881.65) (such portion referred to as the “Increased Allowance”) to be used for the costs reasonably relating to the design and construction of the Tenant Improvements. The Increased Allowance shall be disbursed in accordance with the terms and conditions pertaining to the Tenant Improvement Allowance as set forth in the Lease.

3. Base Rent. Pursuant to the terms of the Lease, the Increased Allowance shall be amortized into the Monthly Base Rent at nine percent (9%) per annum over the Term. Accordingly, effective as of October 1, 2023, the Monthly Base Rent shall be increased by an amount equal to Seven Thousand Three Hundred Seventy-Two and 17/100 Dollars ($7,372.17), and the Base Rent chart set forth in Paragraph 4(a) of the Lease is hereby revised and replaced with the following Base Rent chart below:

Months	Square Feet	$/SF/Mo./NNN	Monthly Base Rent	$/SF/Mo./NNN With ATIA
1-8*	22,500	$4.95	$111,375.00	$4.95
9*	45,000	$4.95	$222,750.00	$4.95
10-12*	45,000	$4.95	$230,122.17	$5.11
13-24	89,969	$5.12	$468,305.85	$5.21
25-36	89,969	$5.30	$484,438.53	$5.38
37-48	89,969	$5.49	$501,135.85	$5.57
49-60	89,969	$5.68	$518,417.58	$5.76
61-72	89,969	$5.88	$536,304.17	$5.96
73-84	89,969	$6.08	$554,816.79	$6.17
85-96	89,969	$6.30	$573,977.35	$6.38
97-108	89,969	$6.52	$593,808.53	$6.60
109-120	89,969	$6.75	$614,333.80	$6.83
121-126	89,969	$6.98	$635,577.46	$7.06

The Monthly Base Rent shall be increased to include repayment of the Increased Allowance as provided herein; provided, that, notwithstanding anything to the contrary contained herein, any portion of the Monthly Base Rent that consists of such repayment of the Increased Allowance shall not be subject to abatement for any reason whatsoever, even if other Monthly Base Rent is subject to abatement, it being the specific intent of the Parties that such repayment of the Increased Allowance be made by Tenant in full and without any abatement.

4. Remaining Balance of Additional Allowance. Section 5(c) of the Work Letter attached to the Lease is hereby revised to provide that Tenant may use all or any portion of the remaining balance of the Additional Allowance, such balance equal to the amount of Three Million Four Hundred Seventy-Seven Thousand One Hundred Eighteen and 35/100 Dollars ($3,477,118.35) (the “Remaining Balance”) for the costs reasonably relating to the design and construction of Alterations done in accordance with the terms and conditions set forth in Paragraph 14(d) of the Lease following completion of the Tenant Improvements. Any portion of the Remaining Allowance used by Tenant shall be amortized into the Monthly Base Rent at nine percent (9%) per annum over the Term commencing on the Commencement Date and shall be memorialized through an amendment to the Lease. If any portion of the Remaining Balance is not used by Tenant prior to December 7, 2024, such portion shall be deemed waived with no further obligation by Landlord with respect thereto. In no event shall Landlord be obligated to make disbursements in a total amount that exceeds the Remaining Balance and in no event shall Tenant be entitled to any abatement, credit, deduction, offset or other reduction against Rent for any unused portion of the Remaining Balance.

5. Civil Code Section 1938 Disclosure. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that neither the Building nor the Premises has undergone inspection by a Certified Access Specialist (CASp) (defined by California Civil Code Section 55.52). Pursuant to California Civil Code Section 1938, Tenant is hereby notified that a CASp can inspect the Premises and determine whether the Premises complies with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the Premises, Landlord may not prohibit Tenant from obtaining a CASp inspection of the Premises for the occupancy of the Tenant, if requested by Tenant. If Tenant desires a CASp inspection, the terms of Paragraph 14(k) of the Lease shall apply.

6. OFAC List Representation. Tenant hereby represents and warrants to Landlord that neither Tenant nor any of its officers, directors, shareholders, partners, members or affiliates is or will be an entity or person: (i) that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order 13224 issued on September 24, 2001 (“EO 13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism,” as that term is defined in EO 13224; or (iv) who is otherwise affiliated with any entity or person listed above.

7. Continuing Effect; Conflicts. All of the terms and conditions of the Lease shall remain in full force and effect, as the Lease is amended by this Amendment. If any provision of this Amendment conflicts with the Lease, the provisions of this Amendment shall control.

8. Warranty of Authority. Each party represents and warrants to the other that the person signing this Amendment is duly and validly authorized to do so on behalf of the entity it purports to so bind, and if such party is a limited liability company or a corporation, that such limited liability company or corporation has full right and authority to enter into this Amendment and to perform all of its obligations hereunder.

9. Amendments. The Lease may only be amended by a writing signed by the parties hereto, or by an electronic record that has been electronically signed by the parties hereto and has been rendered tamper-evident as part of the signing process. The exchange of email or other electronic communications discussing an amendment to the Lease, even if such communications are signed, does not constitute a signed electronic record agreeing to such an amendment.

10. Effectiveness. No binding agreement between the parties pursuant hereto shall arise or become effective until this Amendment has been duly executed by both Tenant and Landlord and a fully executed copy of this Amendment has been delivered to both Tenant and Landlord.

11. Counterparts; Electronic Signatures. This Amendment may be executed in counterparts, including both counterparts that are executed on paper and counterparts that are in the form of electronic records and are executed electronically. An electronic signature means any electronic sound, symbol or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or e mail electronic signatures. All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original. The parties hereby acknowledge and agree that electronic records and electronic signatures, as well as facsimile signatures, may be used in connection with the execution of this Amendment and electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called pdf format shall be legal and binding and shall have the same full force and effect as if a paper original of the Lease had been delivered and signed using a handwritten signature. Landlord and Tenant (i) agree that an electronic signature, whether digital or encrypted, of a party to this Amendment is intended to authenticate this writing and to have the same force and effect as a manual signature, (ii) intend to be bound by the signatures (whether original, faxed or electronic) on any document sent or delivered by facsimile, or electronic mail, or other electronic means, (iii) are aware that the other party will rely on such signatures, and (iv) hereby waive any defenses to the enforcement of the terms of the Lease based on the foregoing forms of signature. If this Amendment has been executed by electronic signature, all parties executing this document are expressly consenting under the Electronic Signatures in Global and National Commerce Act (“E-SIGN”), and Uniform Electronic Transactions Act (“UETA”), that a signature by fax, email or other electronic means shall constitute an Electronic Signature to an Electronic Record under both E-SIGN and UETA with respect to this specific transaction.

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the date first set forth above.

TENANT:

BillionToOne, Inc.,
a Delaware corporation

BY:	/s/ Oguzhan Atay

ITS:	CEO

LANDLORD:

WHIPPLE ROAD PORTFOLIO, LLC,
a Delaware limited liability company

By: HSRE-TARLTON III, its sole member

By: TPI INVESTORS 19, a member

By: TARLTON PROPERTIES, INC., its manager

By:	/s/ Elizabeth Krietemeyer
Elizabeth Krietemeyer
Senior Vice President